Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS THIRD QUARTER NET INCOME OF $1.0 BILLION

AND $1.79 DILUTED EPS

Capital Strengthened, Loan Growth Continued, Expenses Controlled

PITTSBURGH, Oct. 16, 2013 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $1.0 billion, or $1.79 per diluted common share, for the third quarter of 2013 compared with net income of $1.1 billion, or $1.99 per diluted common share, for the second quarter of 2013 and $925 million, or $1.64 per diluted common share, for the third quarter of 2012. The company earned net income of $3.2 billion, or $5.55 per diluted common share, for the first nine months of 2013 compared with $2.3 billion, or $4.06 per diluted common share, for the first nine months of 2012.

“PNC continued to make significant progress on our strategic priorities as we advanced our efforts to deepen relationships with customers in the third quarter,” said William S. Demchak, president and chief executive officer. “Even in the face of an environment that is challenging the entire industry, our businesses are successfully growing loans, and we are leveraging our high-quality balance sheet to drive revenue. We continued to strengthen our capital position in the quarter and control expenses as we work to create long-term shareholder value.”

Income Statement Highlights

•	Earnings for the third quarter reflected ongoing loan growth, continued improvement in credit quality, fee income growth and disciplined expense management. Results included an after tax gain on the sale of Visa Class B common shares of $55 million, or $.10 per diluted common share.

•	Net interest income of $2.2 billion for the third quarter decreased $24 million, or 1 percent, compared with the second quarter primarily due to further spread compression and a decline in purchase accounting accretion partially offset by continued loan growth.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 2

•	Noninterest income of $1.7 billion included underlying fee income growth.

–	Noninterest income declined $120 million compared with the second quarter primarily due to the impact of higher asset sales and valuations in the second quarter and a decrease in residential mortgage loan sales revenue in the third quarter driven by lower gain on sale margins and lower origination volume.

–	Third quarter benefited from improvement in the provision for residential mortgage repurchase obligations and higher net hedging gains on residential mortgage servicing rights.

–	A pretax gain on sale of Visa Class B common shares of $85 million was realized in the third quarter of 2013 compared with $83 million in the second quarter of 2013 and $137 million in the third quarter of 2012.

•	Noninterest expense of $2.4 billion for the third quarter decreased $11 million compared with the second quarter as PNC continued to focus on expense management.

•	Provision for credit losses declined to $137 million for the third quarter compared with $157 million for the second quarter due to continued improvement in overall credit quality.

Balance Sheet Highlights

•	Loans grew $3.1 billion, or 2 percent, to $193 billion at September 30, 2013 compared with June 30, 2013.

–	Total commercial lending grew $1.2 billion, or 1 percent, over second quarter primarily in real estate and to a lesser extent other specialty lending businesses.

–	Total consumer lending increased $1.9 billion as growth in automobile, home equity and credit card portfolios and purchases of residential real estate loans were partially offset by paydowns of education loans.

•	Overall credit quality continued to improve during the third quarter of 2013 compared with the second quarter, but at a slower pace.

–	Nonperforming assets of $3.6 billion at September 30, 2013 declined $156 million, or 4 percent.

–	Accruing loans past due decreased 5 percent.

–	Gross charge-offs decreased $16 million, or 4 percent. Net charge-offs increased $16 million as third quarter recoveries declined.

•	Deposits increased $3.8 billion, or 2 percent, to $216 billion at September 30, 2013 compared with June 30, 2013 driven by growth in transaction deposits.

•	PNC’s well-positioned balance sheet remained core funded with a loans to deposits ratio of 89 percent at September 30, 2013.

•	PNC continued to build its strong capital position.

–	The Basel I Tier 1 common capital ratio increased to an estimated 10.4 percent at September 30, 2013 compared with 10.1 percent at June 30, 2013.

–	The pro forma fully phased-in Basel III Tier 1 common capital ratio increased to an estimated 8.6 percent at September 30, 2013 from 8.2 percent at June 30, 2013.

Earnings Summary

In millions, except per share data	3Q13	2Q13	3Q12

Net income	$1,039	$1,123	$925
Diluted earnings per common share	$1.79	$1.99	$1.64
Average diluted common shares outstanding	534	531	529
Return on average assets	1.36%	1.49%	1.23%
Return on average common equity	10.50%	11.81%	10.15%
Book value per common share Period end	$69.92	$68.46	$66.41
Cash dividends declared per common share	$.44	$.44	$.40

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 3

The Consolidated Financial Highlights accompanying this news release include additional information regarding selected income statement items and reconciliations to reported amounts of non-GAAP financial measures, including a reconciliation of business segment income to net income. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries. Information in this news release including the financial tables is unaudited. See the notes and other information in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW
Revenue				Change	Change
				3Q13 vs	3Q13 vs
In millions	3Q13	2Q13	3Q12	2Q13	3Q12

Net interest income	$2,234	$2,258	$2,399	(1)%	(7)%
Noninterest income	1,686	1,806	1,689	(7)%	–

Total revenue	$3,920	$4,064	$4,088	(4)%	(4)%

Total revenue for the third quarter of 2013 decreased $144 million compared with the second quarter of 2013 and $168 million compared with the third quarter of 2012. The linked quarter decline was primarily due to lower noninterest income from the impact of higher asset sales and valuations in the second quarter and a decrease in residential mortgage loan sales revenue in the third quarter. Noninterest income for the third quarter included underlying fee income growth. The decline in total revenue compared with third quarter 2012 was due to lower net interest income.

Net interest income for the third quarter of 2013 declined $24 million compared with the second quarter primarily driven by further spread compression, as well as a decrease in purchase accounting accretion, partially offset by continued loan growth. Overall purchase accounting accretion declined slightly as lower scheduled accretion was substantially offset by higher cash recoveries on purchased impaired loans. Net interest income decreased $165 million compared with third quarter 2012 due to lower core net interest income from lower yields on loans and securities partially offset by lower rates paid on borrowed funds and deposits. Additionally, purchase accounting accretion declined 19 percent from third quarter 2012. The net interest margin decreased to 3.47 percent for the third quarter of 2013 compared with 3.58 percent for the second quarter of 2013 and 3.82 percent for the third quarter of 2012.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 4

Noninterest Income				Change	Change
				3Q13 vs	3Q13 vs
In millions	3Q13	2Q13	3Q12	2Q13	3Q12

Asset management	$330	$340	$305	(3)%	8%
Consumer services	316	314	288	1%	10%
Corporate services	306	326	295	(6)%	4%
Residential mortgage
Residential mortgage banking	193	240	264	(20)%	(27)%
Benefit / (provision) for residential mortgage repurchase obligations	6	(73)	(37)	NM	NM
Service charges on deposits	156	147	152	6%	3%
Net gains on sales of securities	21	61	40	(66)%	(48)%
Net other-than-temporary impairments	(2)	(4)	(24)	50%	92%
Other	360	455	406	(21)%	(11)%

	$1,686	$1,806	$1,689	(7)%	–

Noninterest income for the third quarter of 2013 included underlying fee income growth. The decrease in noninterest income of $120 million compared with the second quarter of 2013 was primarily attributable to the impact of higher asset sales and valuations in the second quarter and a decline in residential mortgage loan sales revenue in the third quarter. Improvement in the provision for residential mortgage repurchase obligations and higher net hedging gains on residential mortgage servicing rights contributed to third quarter revenue.

Asset management revenue decreased $10 million compared with the second quarter. Consumer service fees increased $2 million attributable to a higher volume of customer-initiated transactions. Corporate service fees decreased $20 million primarily due to the impact of higher second quarter commercial mortgage servicing rights valuations and reduced client activity in the third quarter partially offset by an increase in merger and acquisition advisory fees. Residential mortgage banking revenue declined as a result of a decrease in loan sales revenue driven by contracting gain on sale margins and lower origination volume partially offset by higher net hedging gains on residential mortgage servicing rights. Residential mortgage revenue benefited from improvement in the provision for residential mortgage repurchase obligations. Service charges on deposits grew $9 million from increased customer activity. Net gains on sales of securities decreased $40 million due to a lower volume of sales as part of portfolio management activities. Other noninterest income declined $95 million from the impact of higher second quarter credit valuations related to customer-initiated hedging activities and lower gains and recoveries on asset dispositions. Other noninterest income included a pretax gain of $85 million on the sale of 2 million Visa Class B common shares compared with a gain of $83 million in the second quarter of 2013. At September 30, 2013, PNC’s remaining investment in Visa Class B common shares was approximately 10 million shares with a carrying value of approximately $.2 billion and fair market value of approximately $.8 billion.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 5

Noninterest income for the third quarter of 2013 was relatively unchanged from third quarter 2012. Strong growth in client fee income was reflected in higher asset management revenue, consumer and corporate service fees and service charges on deposits. Residential mortgage banking revenue declined due to lower loan sales revenue driven by lower gain on sale margins partially offset by higher net hedging gains on residential mortgage servicing rights and improvement in the provision for residential mortgage repurchase obligations. Other noninterest income decreased as a result of a lower gain on the sale of Visa Class B common shares of $85 million for third quarter 2013 compared with $137 million in third quarter 2012.

CONSOLIDATED EXPENSE REVIEW
Noninterest Expense				Change	Change
				3Q13 vs	3Q13 vs
In millions	3Q13	2Q13	3Q12	2Q13	3Q12

Personnel	$1,181	$1,186	$1,171	–	1%
Occupancy	205	206	212	–	(3)%
Equipment	194	189	185	3%	5%
Marketing	68	67	74	1%	(8)%
Other	776	787	1,008	(1)%	(23)%

	$2,424	$2,435	$2,650	–	(9)%

Noninterest expense for the third quarter of 2013 decreased $11 million compared with the second quarter of 2013 as expenses were well controlled. Noninterest expense included a noncash charge for unamortized discounts of $27 million related to redemptions of trust preferred securities compared with a $30 million charge in the second quarter.

Noninterest expense for the third quarter of 2013 declined $226 million compared with the third quarter of 2012 due to a decrease in noncash charges related to redemptions of trust preferred securities from $95 million in third quarter 2012 and other decreases that resulted from the impact of third quarter 2012 integration costs and lower expenses for residential mortgage foreclosure-related matters, other real estate owned and legal reserves.

The effective tax rate was 23.5 percent for the third quarter of 2013 compared with 23.7 percent for the second quarter of 2013 and 23.6 percent for the third quarter of 2012.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $308.6 billion at September 30, 2013 compared with $304.4 billion at June 30, 2013 and $300.8 billion at September 30, 2012. In both comparisons, the increase in assets was largely attributable to loan growth and higher interest-earning deposits with banks, partially offset by lower investment securities in the comparison with September 30, 2012.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 6

Loans				Change	Change
				9/30/13 vs	9/30/13 vs
In billions	9/30/2013	6/30/2013	9/30/2012	6/30/13	9/30/12

Commercial lending	$114.4	$113.2	$105.2	1%	9%
Consumer lending	78.5	76.6	76.7	2%	2%

Total loans	$192.9	$189.8	$181.9	2%	6%

For the quarter ended:
Average loans	$190.5	$188.6	$180.7	1%	5%

Total loans grew $3.1 billion as of September 30, 2013 compared with June 30, 2013. Commercial lending increased $1.2 billion during the third quarter of 2013 primarily in real estate and to a lesser extent other specialty lending businesses. Consumer lending grew $1.9 billion compared with June 30, 2013 due to growth in automobile, home equity and credit card loans and purchases of residential real estate loans partially offset by paydowns of education loans. Average loans for the third quarter of 2013 increased $1.9 billion over second quarter from growth in commercial real estate, consumer and commercial loans. Third quarter 2013 period end and average loans increased $11.0 billion and $9.8 billion, respectively, compared with third quarter 2012 primarily due to commercial, consumer and commercial real estate loan growth.

Investment Securities				Change	Change
				9/30/13 vs	9/30/13 vs
In billions	9/30/2013	6/30/2013	9/30/2012	6/30/13	9/30/12

At quarter end	$57.3	$57.4	$62.8	–	(9)%
Average for the quarter ended	$56.6	$56.8	$60.9	–	(7)%

Investment securities balances at September 30, 2013 were stable with June 30, 2013 as net purchases were offset by prepayments and maturities. The available for sale investment securities balance included a net unrealized pretax gain of $.7 billion at both September 30, 2013 and June 30, 2013 compared with $1.6 billion at September 30, 2012, representing the difference between fair value and amortized cost. The decrease in the net unrealized pretax gain compared with the prior year quarter end resulted from an increase in market interest rates and widening asset spreads. Third quarter 2013 period end and average investment securities decreased $5.5 billion and $4.3 billion, respectively, compared with third quarter 2012 primarily as a result of a decline in agency residential mortgage-backed securities from principal repayments partially offset by net purchase activity.

Interest-earning deposits with banks were $8.0 billion at September 30, 2013, an increase of $4.3 billion compared with June 30, 2013 and $5.7 billion compared with September 30, 2012 as PNC enhanced its liquidity position in light of anticipated regulatory requirements.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 7

Deposits				Change	Change
				9/30/13 vs	9/30/13 vs
In billions	9/30/2013	6/30/2013	9/30/2012	6/30/13	9/30/12

Transaction deposits	$181.8	$175.6	$168.4	4%	8%
Other deposits	34.3	36.7	37.9	(7)%	(9)%

Total deposits	$216.1	$212.3	$206.3	2%	5%

For the quarter ended:
Average deposits	$211.9	$210.0	$203.8	1%	4%

Total deposits at September 30, 2013 increased $3.8 billion compared with June 30, 2013. Growth in transaction deposits of $6.2 billion was partially offset by a reduction in Eurodollar time deposits and retail certificates of deposit. Average deposits increased $1.9 billion in the third quarter compared with the second quarter driven by growth in transaction deposits somewhat offset by lower retail certificates of deposit. Third quarter 2013 period end and average deposits increased $9.8 billion and $8.1 billion, respectively, compared with third quarter 2012 as growth in transaction deposits was partially offset by lower retail certificates of deposit due to runoff of maturing accounts.

Borrowed Funds				Change	Change
				9/30/13 vs	9/30/13 vs
In billions	9/30/2013	6/30/2013	9/30/2012	6/30/13	9/30/12

At quarter end	$40.3	$39.9	$43.1	1%	(6)%
Average for the quarter ended	$38.7	$38.6	$43.7	–	(11)%

Borrowed funds at September 30, 2013 increased $.4 billion compared with June 30, 2013. Increases in bank notes and senior debt and subordinated debt were partially offset by a decrease in federal funds purchased and repurchase agreements. Borrowed funds declined $2.8 billion at September 30, 2013 compared with September 30, 2012 primarily due to decreases in commercial paper and Federal Home Loan Bank borrowings partially offset by an increase in bank notes and senior debt. Average borrowed funds decreased $5.0 billion in the third quarter of 2013 compared with third quarter 2012 largely attributable to lower commercial paper and Federal Home Loan Bank borrowings somewhat offset by higher bank notes and senior debt.

Capital
	9/30/2013 *	6/30/2013	9/30/2012

Common shareholders’ equity In billions	$37.2	$36.3	$35.1
Basel I Tier 1 common capital ratio	10.4%	10.1%	9.5%
Basel I Tier 1 risk-based capital ratio	12.3%	12.0%	11.7%
Pro forma Basel III Tier 1 common capital ratio	8.6%	8.2%	**
*	Ratios estimated
**	Ratio not provided

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 8

PNC continued to increase its strong capital levels and ratios. Common shareholders’ equity and the Tier 1 capital ratios increased in all comparisons primarily due to growth in retained earnings. The pro forma fully phased-in Basel III Tier 1 common capital ratio was calculated using PNC’s estimated risk-weighted assets under the Basel III advanced approaches. The Federal Reserve Board announced final rules implementing Basel III on July 2, 2013. The Basel III Tier 1 common capital information is based on PNC’s current understanding of the final Basel III rules. See Capital Ratios in the Consolidated Financial Highlights.

On October 3, 2013, the PNC board of directors declared a quarterly common stock cash dividend of 44 cents per share with a payment date of November 5, 2013.

CREDIT QUALITY REVIEW
Credit Quality				Change	Change
	At or for the quarter ended			9/30/13 vs	9/30/13 vs

In millions	9/30/2013	6/30/2013	9/30/2012	6/30/13	9/30/12

Nonperforming loans	$3,206	$3,321	$3,414	(3)%	(6)%
Nonperforming assets	$3,622	$3,778	$4,021	(4)%	(10)%
Accruing loans past due 90 days or more	$1,633	$1,762	$2,456	(7)%	(34)%
Net charge-offs	$224	$208	$331	8%	(32)%
Provision for credit losses	$137	$157	$228	(13)%	(40)%
Allowance for loan and lease losses	$3,691	$3,772	$4,039	(2)%	(9)%

Overall credit quality continued to improve during the third quarter of 2013. Nonperforming assets at September 30, 2013 decreased $156 million compared with June 30, 2013. Improvement was broad-based as consumer lending nonperforming loans declined $50 million, or 2 percent, due to residential mortgage loans, and commercial real estate and commercial nonperforming loans decreased $41 million and $23 million, respectively. Additionally, other real estate owned and foreclosed assets declined $41 million. Nonperforming assets decreased $399 million from third quarter 2012 as overall credit quality improved. Nonperforming assets to total assets were 1.17 percent at September 30, 2013 compared with 1.24 percent at June 30, 2013 and 1.34 percent at September 30, 2012.

Overall delinquencies decreased $128 million, or 5 percent, as of September 30, 2013 compared with June 30, 2013 driven by accruing loans past due 90 days or more which declined $129 million from lower past due residential real estate loans. A decline in accruing loans past due 60 to 89 days was offset by an increase in accruing loans past due 30 to 59 days.

Net charge-offs for the third quarter of 2013 increased $16 million compared with second quarter 2013. Gross charge-offs declined 4 percent to $340 million in the third quarter of 2013 compared with $356 million in the second quarter driven by lower residential real estate charge-offs. Linked quarter recoveries fell by $32 million led by lower commercial and commercial real estate recoveries. In the comparison with third quarter 2012, net charge-offs decreased $107 million

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 9

attributable to improving credit quality. Net charge-offs for the third quarter of 2013 were .47 percent of average loans on an annualized basis compared with .44 percent for the second quarter of 2013 and .73 percent for the second quarter of 2012.

Provision for credit losses for third quarter 2013 decreased $20 million compared with second quarter 2013 and $91 million compared with third quarter 2012 due to continued improvement in overall credit quality including the purchased impaired loan portfolio.

The allowance for loan and lease losses to total loans was 1.91 percent at September 30, 2013, 1.99 percent at June 30, 2013 and 2.22 percent at September 30, 2012. The decrease in the allowance compared with second quarter end resulted from overall improvement in credit quality. The allowance to nonperforming loans was 115 percent at September 30, 2013 compared with 114 percent at June 30, 2013, and 118 percent at September 30, 2012.

BUSINESS SEGMENT RESULTS
Business Segment Income (Loss)

In millions	3Q13	2Q13	3Q12

Retail Banking	$165	$158	$192
Corporate & Institutional Banking	542	612	607
Asset Management Group	47	36	37
Residential Mortgage Banking	28	20	36
Non-Strategic Assets Portfolio	121	60	40
Other, including BlackRock	136	237	13

Net income	$1,039	$1,123	$925

See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				3Q13 vs	3Q13 vs
In millions	3Q13	2Q13	3Q12	2Q13	3Q12

Net interest income	$1,006	$1,012	$1,076	$(6)	$(70)
Noninterest income	$557	$542	$588	$15	$(31)
Provision for credit losses	$152	$148	$220	$4	$(68)
Noninterest expense	$1,151	$1,156	$1,140	$(5)	$11
Earnings	$165	$158	$192	$7	$(27)

In billions
Average loans	$66.4	$65.8	$64.5	$.6	$1.9
Average deposits	$134.0	$134.7	$131.4	$(.7)	$2.6

Retail Banking earnings for the third quarter of 2013 increased compared with the second quarter and decreased compared with the third quarter of 2012. Noninterest income for third quarter 2013 reflected fee income growth from higher customer-initiated transactions in both comparisons. Noninterest income declined compared with third quarter 2012 due to lower gains on sales of Visa Class B common shares. Sales of 2 million Visa Class B common shares in each of the third and second

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 10

quarters of 2013 resulted in pretax gains of $85 million and $83 million, respectively. In the third quarter of 2012, the pretax gain was $137 million on the sale of 5 million Visa Class B common shares. Net interest income declined in both comparisons due to spread compression, primarily on deposits. Provision for credit losses decreased from third quarter 2012 due to overall credit quality improvement. The increase in noninterest expense over third quarter 2012 was attributable to elevated marketing activities.

•	Retail Banking continued to grow customers while remaining focused on lowering delivery costs.

–	Checking relationships increased 183,000, or 3 percent, to 6,658,000 at September 30, 2013 from year end 2012.

–	PNC consolidated 62 branches in the third quarter for a total of 170 branches consolidated in the first nine months of the year. Plans are to consolidate an approximate total of 200 branches in 2013. PNC had a branch network of 2,724 branches and 7,441 ATMs at September 30, 2013.

–	Retail Banking is making progress on its strategy to provide cost-effective alternative servicing channels as customer preferences for convenience evolve.

¡	Approximately 38 percent of consumer customers used non-branch channels for the majority of their transactions during the third quarter of 2013 compared to 35 percent for the third quarter of 2012.

¡	Non-branch deposit transactions via ATM and mobile increased to 27 percent of total deposit transactions in the third quarter of 2013 compared with 16 percent for the third quarter of 2012.

•	Average transaction deposits for the third quarter of 2013 increased $200 million over the second quarter of 2013. Average certificates of deposit declined $773 million in the same comparison due to net runoff of maturing accounts. In the comparison with third quarter 2012, average transaction deposits increased $5.3 billion, or 5 percent, while average certificates of deposit decreased $3.7 billion, or 15 percent.

•	Average loans increased in the third quarter of 2013 by 1 percent over second quarter 2013 and 3 percent over third quarter 2012 as a result of growth in automobile, home equity and credit card loans partially offset by paydowns of education loans.

•	Net charge-offs were $143 million for third quarter 2013 compared with $152 million in the second quarter of 2013 and $219 million in the third quarter of 2012. Nonperforming assets of $1.3 billion at September 30, 2013 were stable with June 30, 2013.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 11

Corporate & Institutional Banking				Change	Change
				3Q13 vs	3Q13 vs
In millions	3Q13	2Q13	3Q12	2Q13	3Q12

Net interest income	$945	$943	$1,019	$2	$(74)
Corporate service fees	$277	$297	$258	$(20)	$19
Other noninterest income	$134	$180	$139	$(46)	$(5)
Provision for credit losses (benefit)	$30	$(40)	$(61)	$70	$91
Noninterest expense	$495	$499	$520	$(4)	$(25)
Earnings	$542	$612	$607	$(70)	$(65)

In billions
Average loans	$98.0	$96.7	$89.4	$1.3	$8.6
Average deposits	$67.1	$63.8	$60.2	$3.3	$6.9
Commercial mortgage servicing portfolio Quarter end	$298	$294	$265	$4	$33

Corporate & Institutional Banking earnings decreased in the third quarter of 2013 compared with the second quarter of 2013 and the third quarter of 2012. Net interest income declined compared with third quarter 2012 as a result of spread compression on loans and deposits and lower purchase accounting accretion, which was partially offset by higher average loans and deposits. Corporate service fees decreased compared with the second quarter of 2013 due to the impact of higher second quarter commercial mortgage servicing rights valuations and reduced client activity in the third quarter partially offset by an increase in merger and acquisition advisory fees. The increase in corporate service fees in the prior year third quarter comparison was attributable to higher syndication and merger and acquisition advisory fees. Other noninterest income declined compared with second quarter 2013 due to the impact of higher second quarter credit valuations related to customer-initiated hedging activities. Provision for credit losses increased compared with a benefit in both second quarter 2013 and third quarter 2012 reflecting the slower pace of improving credit quality.

•	Average loans increased in both comparisons primarily due to growth in real estate and to a lesser extent other specialty lending businesses.

•	Average deposits increased in both comparisons as a result of business growth and inflows into noninterest-bearing and money market deposits.

•	Net charge-offs were $56 million in the third quarter of 2013 compared with a net recovery of $19 million in the second quarter of 2013 and net charge-offs of $35 million in the third quarter of 2012. Net charge-offs in the third quarter of 2013 were primarily in the commercial portfolio. Net recoveries in second quarter 2013 were largely attributable to lower levels of commercial real estate and commercial charge-offs and an increase in commercial real estate recoveries.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 12

Asset Management Group				Change	Change
				3Q13 vs	3Q13 vs
In millions	3Q13	2Q13	3Q12	2Q13	3Q12

Net interest income	$74	$70	$73	$4	$1
Noninterest income	$188	$184	$170	$4	$18
Provision for credit losses (benefit)	$(4)	$1	$4	$(5)	$(8)
Noninterest expense	$192	$195	$180	$(3)	$12
Earnings	$47	$36	$37	$11	$10

In billions
Assets under administration Quarter end	$237	$233	$222	$4	$15
Average loans	$6.9	$6.8	$6.2	$.1	$.7
Average deposits	$8.7	$8.9	$7.9	$(.2)	$.8

Asset Management Group earnings for the third quarter of 2013 increased compared with both the second quarter of 2013 and third quarter of 2012. Noninterest income grew in both comparisons from increases in the equity markets and strong sales production resulting in net positive flows. Strategic investments in the business drove the increase in noninterest expense compared with third quarter 2012.

•	Asset Management Group core growth strategies include investing in higher growth geographies, increasing internal referral sales and adding new front line sales staff, while focusing on client acquisition and asset growth. Sales activities were strong with a 36 percent increase in primary client acquisitions in the first nine months of 2013 compared with the same period in 2012.

•	Assets under administration at September 30, 2013 included discretionary assets under management of $122 billion and nondiscretionary assets under administration of $115 billion. Discretionary assets under management increased $5 billion compared with June 30, 2013 and $10 billion compared with September 30, 2012 driven by stronger equity markets and net positive flows.

•	Average loans increased 11 percent compared with the third quarter of 2012 as new client originations, primarily home equity loans, benefited from an attractive interest rate environment and loan referrals from other lines of business.

•	Average deposits decreased 2 percent compared with second quarter 2013 and increased 9 percent compared with third quarter 2012.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 13

Residential Mortgage Banking				Change	Change
				3Q13 vs	3Q13 vs
In millions	3Q13	2Q13	3Q12	2Q13	3Q12

Net interest income	$46	$51	$52	$(5)	$(6)
Noninterest income
Benefit / (provision) for residential mortgage repurchase obligations	$6	$(73)	$(37)	$79	$43
Other noninterest income	$202	$250	$269	$(48)	$(67)
Provision for credit losses	$–	$4	$2	$(4)	$(2)
Noninterest expense	$210	$192	$226	$18	$(16)
Earnings	$28	$20	$36	$8	$(8)

In billions
Residential mortgage servicing portfolio Quarter end	$115	$116	$119	$(1)	$(4)
Loan origination volume	$3.7	$4.7	$3.8	$(1.0)	$(.1)

Residential Mortgage Banking earnings for the third quarter of 2013 increased compared with the second quarter of 2013 and decreased compared with the third quarter of 2012. Loan sales revenue declined in both comparisons driven by an increase in mortgage interest rates, which had the effect of reducing gain on sale margins and loan origination volume. This decrease was more than offset in the linked quarter comparison by a lower provision for residential mortgage repurchase obligations, which was a benefit in third quarter 2013, and higher net hedging gains on residential mortgage servicing rights. In the comparison with third quarter 2012, the decline in loan sales revenue was partially offset by higher net hedging gains on mortgage servicing rights and improvement in the provision for residential mortgage repurchase obligations. Noninterest expense was impacted by residential mortgage foreclosure-related expenses which increased in the third quarter of 2013 compared with the second quarter but declined compared with third quarter 2012.

Loan origination volume in the third quarter of 2013 was down 21 percent from the second quarter and 2 percent from the third quarter of 2012. Home purchase transaction volume included in loan origination volume increased 5 percent in the third quarter of 2013 compared with the second quarter. Home purchase transactions represented approximately 38 percent of third quarter 2013 origination volume compared with 28 percent in second quarter 2013 and 26 percent in third quarter 2012. Originations under the revised Home Affordable Refinance Program remained a significant portion of third quarter volume at approximately 32 percent.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 14

Non-Strategic Assets Portfolio				Change	Change
				3Q13 vs	3Q13 vs
In millions	3Q13	2Q13	3Q12	2Q13	3Q12

Net interest income	$161	$164	$195	$(3)	$(34)
Noninterest income	$20	$11	$9	$9	$11
Provision for credit losses (benefit)	$(43)	$39	$61	$(82)	$(104)
Noninterest expense	$33	$41	$79	$(8)	$(46)
Earnings	$121	$60	$40	$61	$81

In billions
Average loans	$10.4	$11.0	$12.4	$(.6)	$(2.0)

Non-Strategic Assets Portfolio segment earnings increased in the third quarter of 2013 compared with the second quarter of 2013 and the third quarter of 2012. In both comparisons, the decrease in the provision for credit losses reflected continued improvement in credit quality including purchased impaired loans. Noninterest expense declined compared with third quarter 2012 primarily due to lower other real estate owned expense and lower loan servicing costs. The decrease in net interest income from third quarter 2012 resulted from portfolio runoff.

•	The Non-Strategic Assets Portfolio primarily consists of non-strategic assets obtained through acquisitions of other companies. The business activity of this segment is to manage the wind-down of the portfolio while maximizing its value and mitigating risk.

•	Average loans decreased in both comparisons reflecting customer payment activity and portfolio management activities to reduce underperforming assets.

•	Net charge-offs were $23 million for the third quarter of 2013 compared with $53 million for the second quarter of 2013 and $65 million for the third quarter of 2012. The decreases reflected continued improvement in credit quality.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

PNC recorded earnings of $136 million in “Other, including BlackRock” for the third quarter of 2013 compared with $237 million for the second quarter of 2013 and $13 million for the third quarter of 2012. The decrease in earnings from the second quarter was mainly due to the impact of higher asset sales and valuations in the second quarter and lower gains and recoveries on asset dispositions in the third quarter. Earnings increased compared with third quarter 2012 primarily as a result of lower noncash charges related to redemptions of trust preferred securities and the impact of third quarter 2012 integration costs.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 15

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9134 or (303) 223-4377 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2013 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21672543 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30 2013	June 30 2013	September 30 2012	September 30 2013	September 30 2012
Revenue
Net interest income	$2,234	$2,258	$2,399	$6,881	$7,216
Noninterest income	1,686	1,806	1,689	5,058	4,227

Total revenue	3,920	4,064	4,088	11,939	11,443
Noninterest expense	2,424	2,435	2,650	7,254	7,753

Pretax, pre-provision earnings (a)	1,496	1,629	1,438	4,685	3,690
Provision for credit losses	137	157	228	530	669

Income before income taxes and noncontrolling interests	$1,359	$1,472	$1,210	$4,155	$3,021
Net income (b)	$1,039	$1,123	$925	$3,166	$2,282
Less:
Net income (loss) attributable to noncontrolling interests	2	1	(14)	(6)	(13)
Preferred stock dividends and discount accretion and redemptions	71	53	63	199	127

Net income attributable to common shareholders	$966	$1,069	$876	$2,973	$2,168
Diluted earnings per common share	$1.79	$1.99	$1.64	$5.55	$4.06
Cash dividends declared per common share	$.44	$.44	$.40	$1.28	$1.15

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	See page 17 for a reconciliation of business segment income to net income.

Selected Noninterest Income Information - Increase (Decrease) to Noninterest Income and Impact on Diluted EPS

	Three months ended			Nine months ended
In millions, except per share data	September 30 2013	June 30 2013	September 30 2012	September 30 2013	September 30 2012
Commercial mortgage servicing rights recovery, net of economic hedge
Pretax	$18	$44	$16	$73	$15
After-tax	$11	$29	$11	$47	$10
Impact on diluted earnings per share (a)	$.02	$.05	$.02	$.09	$.02
Benefit / (provision) for residential mortgage repurchase obligations
Pretax	$6	$(73)	$(37)	$(71)	$(507)
After-tax	$4	$(48)	$(25)	$(46)	$(330)
Impact on diluted earnings per share (a)	$.01	$(.09)	$(.05)	$(.09)	$(.62)
Net gains on sales of securities
Pretax	$21	$61	$40	$96	$159
After-tax	$13	$40	$25	$62	$103
Impact on diluted earnings per share (a)	$.02	$.08	$.05	$.12	$.20
Gains on sales of Visa Class B common shares
Pretax	$85	$83	$137	$168	$137
After-tax	$55	$54	$89	$109	$89
Impact on diluted earnings per share (a)	$.10	$.10	$.17	$.21	$.17
Credit valuations related to customer-initiated hedging activities
Pretax	$(1)	$39	$18	$40	$(10)
After-tax		$25	$11	$26	$(7)
Impact on diluted earnings per share (a)	$(.00)	$.05	$.02	$.05	$(.01)

(a)	In calculating impact on diluted earnings per share in the table above, after-tax amounts for the income statement items were calculated using a statutory federal income tax rate of 35%.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Nine months ended
	September 30 2013	June 30 2013	September 30 2012	September 30 2013	September 30 2012
PERFORMANCE RATIOS
Net interest margin (a)	3.47%	3.58%	3.82%	3.62%	3.93%
Noninterest income to total revenue	43	44	41	42	37
Efficiency (b)	62	60	65	61	68
Return on:
Average common shareholders’ equity	10.50	11.81	10.15	11.00	8.61
Average assets	1.36%	1.49%	1.23%	1.40%	1.04%

BUSINESS SEGMENT INCOME (LOSS) (c) (d)
In millions
Retail Banking (e)	$165	$158	$192	$443	$475
Corporate & Institutional Banking	542	612	607	1,695	1,679
Asset Management Group (f)	47	36	37	126	111
Residential Mortgage Banking (g)	28	20	36	93	(116)
Non-Strategic Assets Portfolio	121	60	40	260	178
Other, including BlackRock (d) (h)	136	237	13	549	(45)

Total net income	$1,039	$1,123	$925	$3,166	$2,282

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012 were $43 million, $40 million and $36 million, respectively. The taxable-equivalent adjustments to net interest income for the nine months ended September 30, 2013 and September 30, 2012 were $123 million and $102 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our third quarter 2013 Form 10-Q will include additional information regarding BlackRock.
(e)	Includes gains on sales of a portion of Visa Class B common shares in the second and third quarters of 2013 and the third quarter of 2012. See page 16 for additional information related to this amount.
(f)	We consider a primary client relationship for Asset Management Group to be a client relationship with annual revenue generation of $10,000 or more.
(g)	Includes benefit/provisions for residential mortgage repurchase obligations. See page 16 for additional information related to these amounts.
(h)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended			Nine months ended
Dollars in millions	September 30 2013	June 30 2013	September 30 2012	September 30 2013	September 30 2012
Net Interest Income
Core net interest income (a)	$2,035	$2,054	$2,154	$6,229	$6,365
Total purchase accounting accretion (a)
Scheduled accretion net of contractual interest	173	193	224	565	739
Excess cash recoveries	26	11	21	87	112

Total purchase accounting accretion	199	204	245	652	851

Total net interest income	$2,234	$2,258	$2,399	$6,881	$7,216

Net Interest Margin
Core net interest margin (b)	3.17%	3.26%	3.44%	3.28%	3.46%
Purchase accounting accretion impact on net interest margin	.30	.32	.38	.34	.47

Net interest margin	3.47%	3.58%	3.82%	3.62%	3.93%

(a)	We believe that core net interest income and purchase accounting accretion are useful in evaluating the components of net interest income.
(b)	We believe that core net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30 2013	June 30 2013	September 30 2012
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$308,597	$304,415	$300,803
Loans (a) (b)	192,856	189,775	181,864
Allowance for loan and lease losses (a)	3,691	3,772	4,039
Interest-earning deposits with banks (a)	8,047	3,797	2,321
Investment securities (a)	57,260	57,449	62,814
Loans held for sale (b)	2,399	3,814	2,737
Goodwill and other intangible assets	11,268	11,228	10,941
Equity investments (a) (c)	10,303	10,054	10,846
Other assets (a) (b)	22,733	24,297	24,647

Noninterest-bearing deposits	68,747	66,708	64,484
Interest-bearing deposits	147,327	145,571	141,779
Total deposits	216,074	212,279	206,263
Transaction deposits	181,794	175,564	168,377
Borrowed funds (a)	40,273	39,864	43,104
Shareholders’ equity	41,130	40,286	38,683
Common shareholders’ equity	37,190	36,347	35,124
Accumulated other comprehensive income	47	45	991

Book value per common share	$69.92	$68.46	$66.41
Common shares outstanding (millions)	532	531	529
Loans to deposits	89%	89%	88%

CLIENT ASSETS (billions)
Discretionary assets under management	$122	$117	$112
Nondiscretionary assets under administration	115	116	110

Total assets under administration	237	233	222
Brokerage account assets	40	39	38

Total client assets	$277	$272	$260

BASEL 1 CAPITAL RATIOS
Tier 1 common (d)	10.4%	10.1%	9.5%
Tier 1 risk-based (d)	12.3	12.0	11.7
Total risk-based (d)	15.7	15.2	14.5
Leverage (d)	11.1	10.9	10.4

Common shareholders’ equity to assets	12.1	11.9	11.7

ASSET QUALITY
Nonperforming loans to total loans	1.66%	1.75%	1.88%
Nonperforming assets to total loans, OREO and foreclosed assets	1.87	1.99	2.20
Nonperforming assets to total assets	1.17	1.24	1.34
Net charge-offs to average loans (for the three months ended) (annualized)	.47	.44	.73
Allowance for loan and lease losses to total loans	1.91	1.99	2.22
Allowance for loan and lease losses to nonperforming loans (e)	115%	114%	118%
Accruing loans past due 90 days or more	$1,633	$1,762	$2,456

(a)	Amounts include consolidated variable interest entities. Our second quarter 2013 Form 10-Q included, and our third quarter 2013 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets for which we have elected the fair value option. Our second quarter 2013 Form 10-Q included, and our third quarter 2013 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	The ratios as of September 30, 2013 are estimated.
(e)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 19

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

We provide information below regarding PNC’s pro forma fully phased-in Basel III Tier 1 common capital ratio and how it differs from the Basel I Tier 1 common capital ratio. This Basel III ratio, which is calculated using PNC’s estimated risk-weighted assets under the Basel III advanced approaches, will replace the current Basel I ratio for this regulatory metric when PNC exits the parallel run qualification phase. The Federal Reserve Board announced final rules implementing Basel III on July 2, 2013. Our estimate of Basel III capital information set forth below is based on our current understanding of the final Basel III rules.

Basel I Tier 1 Common Capital Ratio

Dollars in millions	September 30 2013(a)	June 30 2013	December 31 2012
Basel I Tier 1 common capital	$27,543	$26,668	$24,951
Basel I risk-weighted assets	265,708	264,750	260,847

Basel I Tier 1 common capital ratio	10.4%	10.1%	9.6%

(a)	Estimated as of September 30, 2013.

Tier 1 common capital as defined under the Basel III rules differs materially from Basel I. For example, under Basel III, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted Tier 1 common capital. Also, Basel I regulatory capital excludes certain other comprehensive income related to both available for sale securities and pension and other postretirement plans, whereas under Basel III these items are a component of PNC’s capital. Basel III risk-weighted assets were estimated under the advanced approaches included in the Basel III rules and application of Basel II.5, and reflect credit, market and operational risk.

PNC utilizes this capital ratio estimate to assess its Basel III capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. This Basel III capital estimate is likely to be impacted by any additional regulatory guidance, continued analysis by PNC as to the application of the rules to PNC, and the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of advanced approaches risk-weighted assets.

Estimated Pro forma Basel III Tier 1 Common Capital Ratio

Dollars in millions	September 30 2013	June 30 2013	December 31 2012
Basel I Tier 1 common capital	$27,543	$26,668	$24,951
Less regulatory capital adjustments:
Basel III quantitative limits	(2,049)	(2,224)	(2,330)
Accumulated other comprehensive income (a)	(231)	(241)	276
All other adjustments	(274)	(283)	(396)

Estimated Basel III Tier 1 common capital	$24,989	$23,920	$22,501
Estimated Basel III risk-weighted assets	289,695	290,838	301,006

Pro forma Basel III Tier 1 common capital ratio	8.6%	8.2%	7.5%

(a)	Represents net adjustments related to accumulated other comprehensive income for available for sale securities and pension and other postretirement benefit plans.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital levels and ratios, liquidity levels, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

–	The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the level of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

–	Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current moderate U.S. economic expansion.

–	Continued effects of aftermath of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the moderate U.S. economic expansion will persist, despite drags from Federal fiscal restraint, the partial Federal government shutdown will not continue for an extended period of time, and short-term interest rates will remain very low but bond yields will remain elevated in the second half of 2013. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies or the potential impacts of the Congress failing to timely raise the Federal debt ceiling.

•	PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of PNC’s comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•	PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent on the ongoing development, validation and regulatory approval of related models.

•	Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

–	Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•	Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•	Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread natural and other disasters, dislocations, terrorist activities or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2012 Form 10-K and our first and second quarter 2013 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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